Exhibit 23(j)

                          Independent Auditors' Consent

The the Shareholders and The Board Trustees of
     The Flex-funds, Mutual Fund Portfolio, Utilities Stock Portfolio, Growth Stock Portfolio, Growth Mutual Fund Portfolio, Aggressive
     Growth Mutual Fund Portfolio, Bond Portfolio and Money Market Portfolio

We consent to the use of our reports incorporated by reference herein dated February 22, 2002 on the financial statements of The Flex-funds (comprising The Total Return Utilities, The Muirfield, Highlands Growth, Dynamic Growth, Aggressive Growth, U.S. Government Bond and Money Market Funds), Mutual Fund Portfolio, Utilities Stock Portfolio, Growth Stock Portfolio, Growth Mutual Fund Portfolio, Aggressive Growth Mutual Fund Portfolio, Bond Portfolio and Money Market Portfolio as of December 31, 2001 and for the periods indicated therein and to the references to our firm under the headings "Financial Highlights" in each prospectus and "Other Services - Auditors" in the Statements of Additional Information.


     KPMG LLP


Columbus, Ohio
April 29, 2002